UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2009

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Regulatory Matters

On December 30, 2009, the Massachusetts Department of Public Utilities (“MDPU”) issued an order approving the petition of Fitchburg Gas and Electric Light Company (“FG&E”), Unitil Corporation’s (“Unitil’s”) Massachusetts-based distribution utility, to defer approximately $11.5 million of estimated storm restoration costs so that it may request recovery of these expenses in its next rate case. The MDPU’s order relates to FG&E’s request to defer costs associated with the repair of the Company’s electric distribution system caused by the severe ice storm that struck the New England region on December 11 and 12, 2008 (the “2008 Ice Storm”). The deferral order authorizes FG&E to request recovery for the 2008 Ice Storm related costs in its next rate case even though those costs were incurred before the test year to be used in the rate case proceeding. The MDPU found that the expenses incurred by FG&E as a result of the 2008 Ice Storm were extraordinary in nature. As an extraordinary expense, amounts allowed for recovery are typically amortized over a reasonable time period with carrying charges, as approved by the MDPU.

Previously, on November 16, 2009, Unitil disclosed in a Current Report on Form 8-K that the New Hampshire Public Utilities Commission approved a similar request for deferral of approximately $2.0 million of estimated storm restoration costs for Unitil Energy Systems Inc., Unitil’s New Hampshire-based electric distribution utility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/S/ MARK H. COLLIN
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date: January 6, 2010